Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Predictive Oncology, Inc. of our report for the year ended December 31, 2017 dated April 2, 2018, except for Note 12 as to which the date is April 1, 2019, appearing in Annual Report on Form 10-K of Predictive Oncology, Inc. for the year ended December 31, 2018, as amended on Form 10-K/A filed on April 2, 2019, and to the reference to our firm under the heading "Experts" in the Prospectus.

Olsen Thielen & Co., Ltd.

Roseville, Minnesota
October 3, 2019

2675 Long Lake Road | Roseville, Minnesota | 55113-1117 | 651-483-4521 | 651-483-2467 FAX 300 Prairie Center Drive, Suite 300 | Eden Prairie, Minnesota | 55344-7908 | 952-941-9242 | 952-941-0577 FAX	otcpas.com